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                                                                   EXHIBIT 23(c)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



    We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement on Form S-1
(No. 333-30102) on Form S-3 and related Prospectus of Worldpages.com, Inc. for the registration of 23,851,281 shares of its common stock, and to the incorporation by reference therein of our reports dated December 22, 1998, with respect to the financial statements of Pacific Coast Publishing, Inc., and January 31, 2000, with respect to the consolidated financial statements of YPtel Corporation, included in the Current Report on Form 8-K/A of Worldpages.com, Inc., dated April 21, 2000, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP


May 19, 2000
Seattle, Washington